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                                                                   EXHIBIT 4.12
                               [WINS LETTERHEAD]
                                                        October 8, 1996
Ms. Julie B. Waring
164 Cinnamon Teal
Aliso Viejo, CA 92656

Re:  Severance Agreement

Dear Julie:

   This shall confirm the terms of severance of your employment with Winners Entertainment, Inc. (the "Company") which commenced on August 3, 1992.

   1. Your date of separation from the company will be November 30, 1996 ("Separation Date"), until which time your employment with the Company will continue at your current salary.

   2. You will receive severance pay at your current salary for a period of ninety (90) days ("Severance Period") following the Separation Date.

   3. Your family's medical insurance will continue, at the Company's expense, during the Separation Period.

   4. On or before the Separation Date, you will a receive the sum of $5,992.51 in compensation for 35.33 days (282.64 hours) of accrued vacation time since the inception of your employment with the Company.

   5. On or before the Separation Date, you will receive a certificate for 15,000 shares of the common stock. The shares shall be subject to registration by the Company on either Form S-3 or Form S-8 with the Securities Exchange Commission at the earliest practicable date.

   6. On or before the Separation date, you will receive a certificate for options to purchase 30,000 shares of the Company's common stock at a price of $.5625 per share for a term of five years from the date of grant on January 23, 1996. The shares will be subject to registration by the Company on Form S-8 with the Securities Exchange Commission at the earliest practicable date.

      If the above terms are satisfactory, please indicate your acceptance of this agreement by signature below.

                                        Very truly yours,

                                        /s/ Thomas K. Russell

                                        Thomas K. Russell
                                        Secretary

     Accepted this 7th of October, 1996 at Laguna Beach, California.

                                        /s/ Julie B. Waring
                                        -------------------------
                                        Julie B. Waring